Exhibit 99.1

Ann Parker, Director	Mike Smargiassi
Investor Relations	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com

LODGENET REPORTS RESULTS FOR FIRST QUARTER 2012

— Mobile App Launched in 570K Rooms —

— Envision Platform Now Contracted in Over 70K Rooms —

— Operating Expenses Reduced 8% —

SIOUX FALLS, SD, April 24, 2012 — LodgeNet Interactive Corporation (Nasdaq:LNET) reported quarterly revenue of $94.7 million compared to $107.7 million in the first quarter of 2011.  Operating income was $4.2 million versus $6.9 million during last year’s first quarter.  Net loss attributable to common stockholders was $(3.5) million or $(0.14) per share compared to $(2.3) million or $(0.09) per share loss during the first quarter of 2011.  Adjusted Operating Cash Flow (1) for the quarter was $20.3 million compared to $27.9 million in the first quarter of 2011.

The following financial highlights are in thousands, except per share data:

	Three Months Ended March 31,
	2012	2011

Total revenue	$94,695	$107,729
Income from operations	4,178	6,901
Net loss	(2,097)	(908)
Net loss attributable to common stockholders	(3,529)	(2,346)
Net loss per common share (basic and diluted)	$(0.14)	$(0.09)

Adjusted Operating Cash Flow	$20,315	$27,938
Average shares outstanding (basic and diluted)	25,165	25,037

(1) Adjusted Operating Cash Flow is a non-GAAP measure which we define as Operating Income exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.

“During the quarter, we made continued progress on our strategic initiatives to diversify our revenues and expand our business opportunities,” said LodgeNet Chairman and CEO Scott C. Petersen.  “While these efforts are making positive contributions, overall revenue decreased 12% as Hospitality revenue per room was down 1.5% across a room base that was 12% smaller than one year ago.  On a per-room basis, we did see continued double digit revenue growth of 10.8% from our revenue diversification initiatives, but Guest Entertainment revenue continued to be challenged and was off 11.3% in the quarter.  We have been and will continue to actively evaluate all aspects of this business to bolster its performance, including the implementation of new content formats, promotional and marketing campaigns and other strategic initiatives.  On the other hand, hotel adoption of Envision, our new cloud-connected interactive television system, continues to accelerate.  This is driving the conversion of our room base to our higher-revenue, high-definition platform and is creating new subscription-based revenues for our Company.  Our “four screen” services strategy greatly expanded during the quarter with the successful launch of the LodgeNet Mobile App in January.  With the growing portfolio of apps and services, we are seeing increased usage by both hotel guests and operators.  As we continue to expand our business beyond its Guest Entertainment heritage, we are becoming essential business partners with hoteliers and more relevant to the travelers we serve. ”

First Quarter Company Highlights

Envision Momentum Accelerates.  Hotel interest in our Envision platform continues to grow.  The Company had over 71,000 rooms contracted for Envision at March 31, 2012 — a 75% increase over year-end 2011. Flagship contracts include the 7,100 room Venetian Hotel and Resort in Las Vegas, 30 properties in the Omni Hotels & Resorts portfolio, the Sheraton Stamford (CT) Hotel, The Ritz-Carlton Los Angeles and JW Marriott Los Angeles L.A. LIVE hotels in downtown Los Angeles, and the nearly 2,000 room Hilton New York.  The cloud-connected Envision platform connects guests to essential hotel services and information about local attractions as well as delivers the best in-room entertainment options. In addition, over 40% of the rooms installed are subscribing to an Advanced App, and generating more than $4.00 of revenue per room per month. Both of these metrics are exceeding our expectations.

Strategic Review of Guest Entertainment.  We are progressing on a comprehensive review of the issues impacting Guest Entertainment revenues.  The evaluation includes all operating parameters impacting current performance, including recent marketing and pricing changes, modifications to the user interface, and changes to content offerings as well as general environmental factors.  The Company has and will continue to test various marketing and merchandising concepts and implement those that indicate positive results.  Additionally, the Company is continuing its evaluation of various strategic opportunities to further monetize the value of its 1.4 million room base, including creating expanded marketing relationships with Hollywood Studios, evaluating Internet streaming options, and developing electronic sell through opportunities based on its membership in DECE, the consortium that is introducing UltraViolet into the market.

High Definition Rollout Continues.  During the quarter, nearly 17,000 rooms were upgraded to our High Definition platform, bringing our total HD room count to 326,000 or 22.5% of our Guest Entertainment room base.  The first quarter upgrade activity was over 5 times greater than last year’s and is the largest number of HD installs we have done in over 12 quarters.  The average cost per room was $140 during the first quarter, a decline of 25% from prior year.  The HD room base continues to generate over 60% more revenue per room versus our analog base, which we expect will drive improved revenue performance in our Guest Entertainment rooms over the next several years as we upgrade the majority of our analog rooms.

Mobile App Launched.  The launch of our Mobile App in January expanded our relationship with the core traveler beyond the guest room television. With over 570,000 rooms mobile-enabled at quarter’s end, travelers throughout North America can download the app to their iPhone®, AndroidTM smartphone or iPad® and turn their mobile device into the TV remote.  The app also gives travelers access to essential information about their hotel and local entertainment and dining options.  Significant additional services are becoming available during this quarter, including mCheckout, which allows the busy traveler to checkout on the fly, and an Interactive Program Guide (IPG) which expands the TV information beyond the channel line up to also include the programming schedule.

Focused on Operating Efficiencies.  We continued to closely manage the cost structure of our Company.  As a result, cash Operating Expenses in the first quarter decreased by 8.3% vs. prior year.  The reduction was driven by a variety of cost saving actions across the Company.   Over the past 5 quarters, our continued focus on cost control has resulted in an $11.5 million reduction in operating expenses.

Improved Room Retention.  During the quarter, the Company significantly slowed the decline in its Guest Entertainment room base.  The first quarter room reduction of 30,000 rooms was more than a 50% improvement versus the trend in the prior two quarters.  The Company has made significant progress in delivering lower cost system options for all types of hotel properties.  In addition, an increased focus on outreach efforts to all of our hotels is expected to increase retention and greater customer satisfaction.  We feel both our expanded product offering and increased retention efforts will continue to reduce and eventually reverse our room loss.

“We continue to drive efficiencies and focus our spending in our strategic growth areas” said LodgeNet Senior Vice President and CFO Frank P. Elsenbast.  “In addition to streamlining our operations and reducing Operating Expenses by 8.3%, we are also focused on managing our cash flow and balance sheet.  We generated Free Cash Flow of $13.6 million while also supporting the rollout of 17,000 HD rooms, launching the LodgeNet Mobile App and delivering innovation across all of our product lines.  The Company also paid down over $17 million in debt, ending the quarter with less than $338 million in net debt.”

RESULTS FROM OPERATIONS

THREE MONTHS ENDED MARCH 31, 2012 VERSUS

THREE MONTHS ENDED MARCH 31, 2011

Total revenue for the first quarter of 2012 was $94.7 million, a 12.1% decline compared to the same period of 2011.  The decline in revenue was attributable in part to a decrease in the number of rooms receiving our services, which contributed to declines in Guest Entertainment, Television Programming and Advertising revenue.  Revenue from Professional Services work, Healthcare system sales and recurring revenue and TV Programming system sales increased quarter over quarter.

On a per-room basis, total Hospitality and Advertising Services revenue was 1.5% less than last year’s first quarter. Revenue per room generated from non-Guest Entertainment services increased 10.8% period over period.

Guest Entertainment revenue decreased $12.8 million, or 21.8%, due to an 11.9% reduction in the average number of Guest Entertainment rooms served and an 11.3% decline in revenue per room from Hollywood and non-theatrical movies.  Hotel Services revenue was $32.1 million in the first quarter, a decline of 7.6% vs. prior year, primarily because of a 9.4% decline in the number of rooms receiving TV Programming services.  Revenue per room for Hotel Services increased by 5.1% versus last year, driven primarily from an increase in the number of rooms receiving HD service and the expiration of contracts with unfavorable terms. System Sales & Related revenue per room improved 45.4%, driven primarily by professional services work, TV programming system sales and service-related revenue and programming fees.  Our advertising services subsidiary generated revenue of $1.3 million, an expected decrease of 49.2% compared to the first quarter of 2011, due to the previously announced transition of our advertising platform from the 300,000 room analog Superblock platform to our expanded 500,000 room all HD platform, which is scheduled to begin operations in early 2013.  Additionally, our Healthcare subsidiary generated $2.9 million of revenue during the first quarter, an increase of $1.0 million or 53.2%, resulting from increased system installation revenue and a 31.5% increase in the number of beds generating recurring revenue.

Total direct costs (exclusive of operating expenses and depreciation and amortization discussed separately below) decreased $3.7 million or 6.1%, to $56.6 million in the first quarter of 2012 as compared to $60.3 million in the first quarter of 2011.  Direct costs declined primarily due to lower sales volume in Guest Entertainment and Hotel Services, resulting in lower royalties, hotel commissions and programming fees.  Advertising Services fixed costs were lower due to the transition of the Superblock to our new advertising platform.

System Operations and Selling, General and Administrative (“SG&A”) expenses decreased $1.7 million or 8.3%, to $18.1 million in the first quarter of 2012 as compared to $19.8 million in the first quarter of 2011.  Factors driving the improvement period over period included reductions in system repair costs, content distribution costs, professional services and facility expense, as well as our first quarter expense reduction initiatives, which included the reduction of select personnel and other payroll related expenses.  Depreciation and Amortization expenses decreased 22.5%, to $15.2 million in the first quarter of 2012 as compared to $19.6 million in the first quarter of 2011.  The continued improvement was due to assets becoming fully depreciated, lower cost systems being installed and lower capital investment levels over the past three years.

As a result of factors described above, Operating Income was $4.2 million in the first quarter of 2012 as compared to $6.9 million in the first quarter of 2011.  Adjusted Operating Cash Flow (“AOCF”), a non-GAAP measure, was $20.3 million for the first quarter of 2012 as compared to $27.9 million in the first quarter of 2011.  As a percent of revenue, AOCF margin was 21.5% this quarter versus 25.9% for the prior year quarter.

Interest expense decreased $1.7 million or 22.2% to $6.0 million in the first quarter of 2012 versus $7.7 million in the first quarter of 2011.  Our outstanding debt decreased $23.3 million or 6.3%, to $347.3 million compared to $370.6 million at the end of the first quarter of 2011.  The average interest rate for the first quarter of 2012 was 6.6% versus 8.3% last year.  The decline in rates was a result of our outstanding interest rate swap obligations during the first quarter of 2011.  The interest rate swap agreements expired in June 2011.

For the first quarter, net loss before dividends was $(2.1) million compared to a net loss before dividends of $(0.9) million for the first quarter of 2011.  Net loss attributable to common stockholders was $(3.5) million for the first quarter of 2012, compared to a net loss of $(2.3) million in the prior year quarter.  Net loss per share attributable to common stockholders was $(0.14) for the first quarter of 2012 (basic and diluted) versus a net loss per share of $(0.09) in the first quarter of 2011 (basic and diluted).

For the first quarter of 2012, cash provided by operating activities was $22.8 million, an 18.4% increase as compared to $19.2 million in the first quarter of 2011.  Cash used for capital investments was $9.2 million during the first quarter of 2012 compared to $4.6 million in the first quarter of 2011.  During the quarter, the Company installed 16,700 High Definition interactive rooms, as compared to 2,900 rooms during the first quarter of 2011.  Quarter over quarter, the average capital per High Definition room installed decreased 24.7%, to $140 per room.  The decrease in average capital is attributable to lower component and labor costs.

Outlook

For 2012, the Company expects to report annual revenue in the range of $405 million to $420 million.  This guidance reflects $22.00 in Hospitality Revenue per Room on a full year basis. Additionally, we expect Adjusted Operating Cash Flow to be in a range from $92.5 million to $97.5 million on a full year basis.  We expect Net Income Available to Common Shareholders to be in the range of $($0.10) to $0.10 per common share.  The guidance on key room metrics remains unchanged.

The Company will host a teleconference to discuss its results April 24, 2012, at 5:00 P.M. Eastern Time.  A live webcast of the teleconference will also be available and can be accessed on the LodgeNet website at www.lodgenet.com.  The webcast will be archived on the LodgeNet website for one month.  Additionally, the Company has posted slides at its website under the For Investors, Company Presentations section, which will be referenced during the conference call.

Special Note Regarding the Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we use Adjusted Operating Cash Flow, Free Cash Flow and Net Debt, which are non-GAAP measures derived from results based on GAAP.  The presentation of this additional information is not meant to be considered superior to, in isolation of, or as a substitute for, results prepared in accordance with GAAP.  Adjusted Operating Cash Flow is a non-GAAP measure which we define as operating income (loss) exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.  Free Cash Flow, a non-GAAP measure, is defined by the Company as cash provided by operating activities less cash used for investing activities.  Net Debt is our total outstanding debt less our cash.  These non-GAAP measures are key liquidity indicators but should not be construed as an alternative to GAAP measures or as a measure of our profitability or performance.  We provide information about these measures because we believe it is a useful way for us, and our investors, to measure our ability to satisfy cash needs, including one-time charges such as restructuring, reorganization or integration, interest payments on our debt, taxes and capital expenditures.  In addition, Net Debt provides an indication of our ability to remain in compliance with financial covenants.  Our method of computing these measures may not be comparable to other similarly titled measures of other companies.

About LodgeNet

LodgeNet Interactive Corporation is the leading provider of interactive media and connectivity services to hospitality and healthcare businesses and the consumers they serve. LodgeNet Interactive serves approximately 1.6 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television, Broadband, Mobile and Advertising Media Solutions along with nationwide technical and professional support services. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, The Hotel Networks and LodgeNet Healthcare. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.

Special Note Regarding Forward-Looking Statement

Certain statements in this press release constitute “forward-looking statements.”  When used in this press release, the words “intends,” “expects,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments including, without limitation, those related to our 2012 guidance, including revenue, Adjusted Operating Cash Flow, Net Income Available to Common Shareholders and Hospitality Revenue Per Room are intended to identify such forward-looking statements.  Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: the effects of economic conditions, including general financial conditions; the economic condition of the lodging industry, which can be particularly affected the financial conditions referenced above, as well as by high gas prices, levels of unemployment, consumer confidence, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming availability, timeliness, quality and costs; technological developments by competitors; developmental costs, difficulties and delays; relationships with customers and property owners, in particular as we reduce capital investment; the availability of capital to finance growth; compliance with credit facility covenants; the impact of governmental regulations; potential effects of litigation; risks of diversification into new products, services, or markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations.  These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

LodgeNet, the LodgeNet logo, Envision and PowerPortal are trademarks or registered trademarks of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.

(See attached financial and operational tables)

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Balance Sheets

(Dollar amounts in thousands, except share data)

	(Unaudited)	(Audited)
	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash	$9,473	$14,019
Accounts receivable, net	43,587	53,963
Other current assets	10,307	11,021
Total current assets	63,367	79,003

Property and equipment, net	118,242	119,164
Debt issuance costs, net	3,732	4,373
Intangible assets, net	89,882	91,642
Goodwill	100,081	100,081
Other assets	13,111	14,409
Total assets	$388,415	$408,672

Liabilities and Stockholders’ Deficiency
Current liabilities:
Accounts payable	$48,697	$48,255
Current maturities of long-term debt	11,701	10,395
Accrued expenses	17,967	18,813
Deferred revenue	19,404	19,949
Total current liabilities	97,769	97,412

Long-term debt	335,583	352,905
Other long-term liabilities	8,814	9,296
Total liabilities	442,166	459,613

Commitments and contingencies

Stockholders’ deficiency:
Preferred stock, $.01 par value, 5,000,000 shares authorized; Series B cumulative perpetual convertible, 10%, 57,500 issued; 57,266 outstanding at March 31, 2012 and December 31, 2011, respectively (liquidation preference of $1,000 per share; $57,266,000 total at March 31, 2012 and December 31, 2011, respectively)	1	1
Common stock, $.01 par value, 50,000,000 shares authorized; 25,347,609 and 25,272,734 shares outstanding at March 31, 2012 and December 31, 2011, respectively	253	253
Additional paid-in capital	383,706	384,843
Accumulated deficit	(440,624)	(438,527)
Accumulated other comprehensive income	2,913	2,489
Total stockholders’ deficiency	(53,751)	(50,941)
Total liabilities and stockholders’ deficiency	$388,415	$408,672

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollar amounts in thousands, except share data)

	Three Months Ended March 31,
	2012	2011
Revenues:
Hospitality and Advertising Services	$91,794	$105,835
Healthcare	2,901	1,894
Total revenues	94,695	107,729

Direct costs and operating expenses:
Direct costs (exclusive of operating expenses and depreciation and amortization shown separately below):
Hospitality and Advertising Services	54,745	59,361
Healthcare	1,848	922
Operating expenses:
System operations	8,935	10,069
Selling, general and administrative	9,187	9,689
Depreciation and amortization	15,219	19,641
Restructuring charge	632	1,160
Other operating income	(49)	(14)
Total direct costs and operating expenses	90,517	100,828

Income from operations	4,178	6,901

Other income and (expenses):
Interest expense	(5,965)	(7,671)
Loss on early retirement of debt	(156)	(158)
Other income	17	317

Loss before income taxes	(1,926)	(611)
Provision for income taxes	(171)	(297)

Net loss	(2,097)	(908)
Preferred stock dividends	(1,432)	(1,438)

Net loss attributable to common stockholders	$(3,529)	$(2,346)

Net loss per common share (basic and diluted)	$(0.14)	$(0.09)

Weighted average shares outstanding (basic and diluted)	25,165,165	25,037,122

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Interactive Corporation and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in thousands)

	Three Months Ended March 31,
	2012	2011
Operating activities:
Net loss	$(2,097)	$(908)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,219	19,641
Gain on derivative instruments	—	(745)
Loss on early retirement of debt	156	158
Share-based compensation and restricted stock	286	414
Other, net	136	122
Change in operating assets and liabilities:
Accounts receivable, net	10,526	(2,667)
Other current assets	339	459
Accounts payable	382	4,709
Accrued expenses and deferred revenue	(1,765)	(2,127)
Other	(405)	178
Net cash provided by operating activities	22,777	19,234

Investing activities:
Property and equipment additions	(9,150)	(4,645)
Net cash used for investing activities	(9,150)	(4,645)

Financing activities:
Repayment of long-term debt	(17,500)	(3,025)
Payment of capital lease obligations	(164)	(214)
Borrowings on revolving credit facility	10,000	25,000
Repayments of revolving credit facility	(10,000)	(25,000)
Debt issuance costs	—	(2,410)
Proceeds from investment in long-term debt	1,022	177
Payment of dividends to preferred shareholders	(1,432)	(1,438)
Exercise of stock options	10	5
Net cash used for financing activities	(18,064)	(6,905)

Effect of exchange rates on cash	(109)	9
(Decrease) increase in cash	(4,546)	7,693
Cash at beginning of period	14,019	8,381

Cash at end of period	$9,473	$16,074

The accompanying notes are an integral part of these consolidated financial statements.

LodgeNet Interactive Corporation and Subsidiaries

Supplemental Data

	1st Qtr ‘12	4th Qtr ‘11	3rd Qtr ‘11	2nd Qtr ‘11	1st Qtr ‘11
Room Base Statistics (at quarter end)
Total Rooms Served (1)	1,587,229	1,621,529	1,693,745	1,753,132	1,797,336
Total Guest Entertainment Rooms (2)	1,447,034	1,477,442	1,551,204	1,608,079	1,649,296
Total HD Rooms (3)	326,145	309,239	294,396	285,626	273,309
Percent of Total Guest Entertainment Rooms	22.5%	20.9%	19.0%	17.8%	16.6%
Total Envision Rooms (4)	43,681	18,542	5,087	3,785	1,099
Percent of Total Guest Entertainment Rooms	3.0%	1.3%	0.3%	0.2%	0.1%
Total Mobile Rooms (5)	572,322	—	—	—	—
Percent of Total Guest Entertainment Rooms	39.6%	—	—	—	—
Total Television Programming (FTG) Rooms (6)	918,574	938,270	960,965	989,133	1,013,551
Percent of Total Guest Entertainment Rooms	63.5%	63.5%	61.9%	61.5%	61.5%

Revenue Per Room Statistics (per month)

Hospitality and Advertising Services
Guest Entertainment	$10.46	$10.91	$11.88	$11.56	$11.79
Hotel Services	7.28	7.10	7.03	6.98	6.93
System Sales and Related Services	2.82	2.73	2.43	2.09	1.94
Advertising Services	0.29	0.61	0.50	0.46	0.51
Total Hospitality and Advertising Services	$20.85	$21.35	$21.84	$21.09	$21.17
Based on average Guest Entertainment rooms

Summary Operating Results
(Dollar amounts in thousands)

Hospitality and Advertising Services Revenue:
Guest Entertainment	$46,069	$49,807	$56,691	$56,691	$58,922
Hotel Services	32,052	32,426	33,555	34,173	34,679
System Sales and Related Services	12,386	12,471	11,587	10,270	9,700
Advertising Services	1,287	2,792	2,366	2,255	2,534
Total Hospitality and Advertising Services	91,794	97,496	104,199	103,389	105,835
Healthcare	2,901	2,555	2,648	3,246	1,894
Total Revenue	$94,695	$100,051	$106,847	$106,635	$107,729
Adjusted Operating Cash Flow (7)	$20,315	$22,691	$27,010	$26,419	$27,938

Reconciliation of Adjusted Operating Cash Flow to Income From Operations
(Dollar amounts in thousands)

Adjusted Operating Cash Flow	$20,315	$22,691	$27,010	$26,419	$27,938
Depreciation and Amortization	(13,515)	(16,006)	(15,344)	(16,052)	(17,714)
Amortization of Acquired Intangibles	(1,704)	(1,730)	(1,731)	(1,731)	(1,927)
Share Based Compensation and Restricted Stock	(286)	(427)	(324)	(455)	(414)
Restructuring Charge	(632)	(26)	(732)	(3)	(1,160)
Debt Issuance Costs	—	—	—	—	178
Income From Operations	$4,178	$4,502	$8,879	$8,178	$6,901

(1) Total rooms served represents rooms receiving one or more of our services including rooms served by international licensees.

(2) Guest Entertainment rooms, of which 92% are digital, receive one or more Guest Entertainment Services such as movies, video games, music or other interactive services.

(3) HD rooms are equipped with high-definition capabilities.

(4) Guest Entertainment rooms installed with our Envision Interactive platform.

(5) Guest Entertainment rooms compatible with the LodgeNet Mobile App.

(6) Television programming (FTG) rooms receiving basic or premium television programming.

(7) Adjusted Operating Cash Flow is a non-GAAP measure which we define as Income (Loss) From Operations exclusive of depreciation, amortization, share-based compensation, restructuring and reorganization expenses and debt issuance costs.